UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 13G (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b) (Amendment No. )*

Aegerion Pharmaceuticals, Inc.
(Name of Issuer)

Common Stock, par value $0.001
(Title of Class of Securities)

00767E102
(CUSIP Number)

February 26, 2016
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Opportunities II Acquisition LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,649,084

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,649,084

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,649,084

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.30% [1]

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

1
The amount used above is calculated based on 29,472,494 total shares of common stock outstanding as of March 2, 2016 as reported in the Issuer's Form 10-K filed with the Securities and Exchange Commission (the "Commission") on March 15, 2016, plus 1,649,084 additional shares that could become outstanding upon conversion of the Issuer's 2% Convertible Senior Notes due 2019 (the "Notes") held by the Reporting Persons (as defined in Item 2(a)).

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Opportunities Associates II LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,649,084

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,649,084

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,649,084

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.30% [1]

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Opportunities Associates II GP LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,649,084

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,649,084

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,649,084

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.30% [1]

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Capital Management, LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,649,084

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,649,084

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,649,084

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.30% [1]

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Capital Holdings, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,649,084

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,649,084

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,649,084

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.30% [1]

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP NO. 00767E102	13G

1		NAMES OF REPORTING PERSONS

Jeffrey A. Ferrell

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,649,084

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,649,084

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,649,084

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.30% [1]

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP NO. 00767E102	13G

Item 1(a)	Name of Issuer:

The name of the issuer is Aegerion Pharmaceuticals, Inc. (the "Issuer").

Item 1(b)	Address of Issuer's Principal Executive Offices:

The Issuer's principal executive office is located at One Main Street, Suite 800, Cambridge, Massachusetts 02142.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being filed jointly by Athyrium Opportunities II Acquisition LP, a Delaware limited partnership ("Acquisition"), Athyrium Opportunities Associates II LP, a Delaware limited partnership ("Athyrium Opportunities Associates II"), Athyrium Opportunities Associates II GP LLC, a Delaware limited liability company ("Athyrium Opportunities Associates II GP"), Athyrium Capital Management, LP, a Delaware limited partnership ("Athyrium Capital Management"), Athyrium Capital Holdings, LLC, a Delaware limited liability company ("Capital Holdings") and Jeffrey A. Ferrell ("Mr. Ferrell" and together with Acquisition, Athyrium Opportunities Associates II, Athyrium Opportunities Associates II GP, Athyrium Capital Management and Capital Holdings, the "Reporting Persons").

Acquisition is the direct owner of the securities reported in this Schedule 13G.  Each of Athyrium Opportunities Fund II LP, a Delaware limited partnership ("Fund II LP"), Athyrium Opportunities Fund II Master (Non-US) LP, a Delaware limited partnership ("Offshore Master"), and Athyrium Opportunities Fund II-B Master LP, a Cayman Islands exempted limited partnership ("Fund II-B Master") is the limited partner of Acquisition.

Athyrium Opportunities Associates II is the general partner of Acquisition and may be deemed to be the beneficial owner of the securities beneficially owned by Acquisition.  Athyrium Opportunities Associates II GP is the general partner of Athyrium Opportunities Associates II and may be deemed to be the beneficial owner of the securities beneficially owned by Athyrium Opportunities Associates II.  Athyrium Capital Management is the investment advisor to each of Fund II LP, Offshore Master, and Fund II-B Master and by virtue of such status may be deemed to be the beneficial owner of the securities held by Acquisition.  Capital Holdings is the general partner of Athyrium Capital Management and may be deemed to be the beneficial owner of the securities beneficially owned by Athyrium Capital Management.  Mr. Ferrell is the managing member of Capital Holdings and may be deemed to be the beneficial owner of the securities beneficially owned by Capital Holdings.

The Reporting Persons have entered into a Joint Filing Agreement, dated March 17, 2016, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is Athyrium Capital Management, LP, 530 Fifth Avenue, Floor 25, New York, New York 10036.

Item 2(c)	Citizenship:

Each of Acquisition, Athyrium Opportunities Associates II and Athyrium Capital Management is organized as a Delaware limited partnership.  Each of Athyrium Opportunities Associates II GP and Capital Holdings is organized as a Delaware limited liability company.  Mr. Ferrell is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.001 (the "Common Stock").

Item 2(e)	CUSIP No.:

00767E102

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether theperson filing is a:

(a)
[_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)
[_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)
[_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)
[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)
[X] An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)
[X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)
[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)
[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)
[_] A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)
[_] Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:

As of February 26, 2016, Acquisition owned $67,901,000 of the Issuer's 2.00% Convertible Senior Notes due 2019 (the "Notes").  Pursuant to the terms of the Notes, the Reporting Persons can acquire 1,649,084.43 shares of the Issuer's Common Stock upon conversion of the Notes.

A. Athyrium Opportunities II Acquisition LP

	(a)	Amount beneficially owned: 1,649,084

	(b)	Percent of class: 5.30%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,649,084

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 1,649,084

B. Athyrium Opportunities Associates II LP

(a)	Amount beneficially owned: 1,649,084

(b)	Percent of class: 5.30%[2]

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: 1,649,084

	(iii)	Sole power to dispose or direct the disposition: -0-

	(iv)	Shared power to dispose or direct the disposition: 1,649,084

C. Athyrium Opportunities Associates II GP LLC

(a)	Amount beneficially owned: 1,649,084

(b)	Percent of class: 5.30%[2]

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: 1,649,084

	(iii)	Sole power to dispose or direct the disposition: -0-

	(iv)	Shared power to dispose or direct the disposition: 1,649,084

D. Athyrium Capital Management, LP

(a)	Amount beneficially owned: 1,649,084

(b)	Percent of class: 5.30%[2]

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: 1,649,084

	(iii)	Sole power to dispose or direct the disposition: -0-

	(iv)	Shared power to dispose or direct the disposition: 1,649,084

E. Athyrium Capital Holdings, LLC

(a)	Amount beneficially owned: 1,649,084

(b)	Percent of class: 5.30%[2]

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: 1,649,084

	(iii)	Sole power to dispose or direct the disposition: -0-

	(iv)	Shared power to dispose or direct the disposition: 1,649,084

F. Jeffrey A. Ferrell

(a)	Amount beneficially owned: 1,649,084

(b)	Percent of class: 5.30%[2]

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: 1,649,084

	(iii)	Sole power to dispose or direct the disposition: -0-

	(iv)	Shared power to dispose or direct the disposition: 1,649,084

2
The amount used above is calculated based on 29,472,494 total shares of Common Stock outstanding as of March 2, 2016 as reported in the Issuer's Form 10-K filed with the Commission on March 15, 2016, plus 1,649,084 additional shares that could become outstanding upon conversion of the Notes held by the Reporting Persons.

Item 5	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.

Date: March 17, 2016

ATHYRIUM OPPORTUNITIES II ACQUISITION LP

By:	Athyrium Opportunities Associates II LP
Its:	General Partner

By:	Athyrium Opportunities Associates II GP LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM OPPORTUNITIES ASSOCIATES II LP

By:	Athyrium Opportunities Associates II GP LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM OPPORTUNITIES ASSOCIATES II GP LLC

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM CAPITAL MANAGEMENT, LP

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

ATHYRIUM CAPITAL HOLDINGS, LLC

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

JEFFREY A. FERRELL

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell

EXHIBIT INDEX

Exhibit	Description of Exhibit

Exhibit A	Joint Filing Agreement dated March 17, 2016.

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)           Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)          Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  March 17, 2016

ATHYRIUM OPPORTUNITIES II ACQUISITION LP

By:	Athyrium Opportunities Associates II LP
Its:	General Partner

By:	Athyrium Opportunities Associates II GP LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM OPPORTUNITIES ASSOCIATES II LP

By:	Athyrium Opportunities Associates II GP LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM OPPORTUNITIES ASSOCIATES II GP LLC

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM CAPITAL MANAGEMENT, LP

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

ATHYRIUM CAPITAL HOLDINGS, LLC

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

JEFFREY A. FERRELL

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell